Exhibit 3.1

CERTIFICATE OF FORMATION

OF

LAZARD LLC

This Certificate of Formation is being executed as of March 2, 2000, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 at seq. (the “Delaware LLC Act”)

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is “Lazard LLC” (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware. The registered agent of the company for service of prooass at such address is The Corporation Trust Company.

3. Conversion. The Company has been converted to a Delaware limited liability company pursuant to Section 18-214 of the Delaware LLC Act. The company constitutes a continuation of the existence of the converted other entity in the form of a Delaware limited liability company.

4. Effective Time. This Certificate shall be effective at 5:00 a.m. on March 3, 2000.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation, as of the day and year first above written.

/s/ Scott D. Hoffman
An Authorized Person
Name: Scott D. Hoffman

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 03/02/2000
001107263 – 2037506